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                                  EXHIBIT 99.1



                                INFINIUM SOFTWARE


PRESS RELEASE

Contacts: Dan Kossmann                     Michael Greeley
Chief Financial Officer                    Director of Marketing Communications
Infinium Software, Inc.                    Infinium Software, Inc.
(508) 778-2000                             (781) 684-4527
Email: dan_kossmann@infinium.com           michael_greeley@infinium.com


                INFINIUM SOFTWARE ADOPTS STOCK REPURCHASE PROGRAM

Hyannis, MA, February 9, 1998 -- Infinium Software, Inc. (Nasdaq:INFM) today announced that it is initiating a program to repurchase up to $6,000,000 worth of its common stock, in open market transactions, subject to market conditions and other factors, on the Nasdaq National Market or in negotiated transactions. Based on the current market price, the shares subject to repurchase represent approximately 3% of the current outstanding common stock. No minimum number or value of shares to be repurchased has been fixed. The Company expects to use the repurchased stock to meet requirements of its employee stock option and stock purchase plans. This program is effective immediately and no time limit has been established for the duration of the repurchase program.


Infinium Software offers a full range of client/server financial, human resources, materials management, and process manufacturing business applications. Infinium Software has over 1,400 customers around the world representing a variety of industries. Infinium Software was ranked 20th by Business Week Magazine in its 1997 survey of Top 100 Hot Growth Companies. Founded in 1981, Infinium Software has 19 offices worldwide, with headquarters in Hyannis, Massachusetts. Infinium Software's web site can be found at www.infinium.com.

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